                                                                Exhibit 99(a)(i)


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K


                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 30, 2001

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------

                                JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.     Financial Statements and Exhibits

      Report of Independent Accountants

      Financial Statements:
            Statements of Net Assets Available for Benefits as of
            December 31, 2001 and 2000

            Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2001 and 2000

      Notes to Financial Statements

      Supplemental Schedule:
            Form 5500 Schedule H - Part IV - 4I - Schedule of Assets (Held at End of Year) at December 31, 2001


Consent of PricewaterhouseCoopers LLP, dated June 26, 2002


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    JOHNSON & JOHNSON SAVINGS PLAN




                                    By: /s/ R.J. Darretta
                                        ------------------------------
                                        R. J. Darretta
                                        Chairman, Pension Committee


June 25, 2002

                         JOHNSON & JOHNSON SAVINGS PLAN
                               ------------------






                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULE


                          AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 2001 AND 2000

JOHNSON & JOHNSON
SAVINGS PLAN


INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                                         PAGE(S)
Report of Independent Accountants                                           1

Financial Statements:

  Statements of Net Assets Available for Benefits as of
   December 31, 2001 and 2000                                               2

  Statement of Changes in Net Assets Available for
   Benefits for the Years Ended December 31, 2001 and 2000                  3

Notes to Financial Statements                                             4 - 14

Supplemental Schedule:
  Form 5500 Schedule H - Part IV - 4I - Schedule of Assets
   (Held at End of Year) as of December 31, 2001                            15

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Pension and Benefits Committees of
Johnson & Johnson


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan (the "Plan") as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





June 19, 2002

JOHNSON & JOHNSON
SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                  2001                    2000
ASSETS
    Deposits in Group Annuity Contracts (Note 2)            $  685,666,437          $  619,112,768
    Investments at fair value (Notes 2, 6 and 8)             2,313,528,190           1,986,270,276
    Investments in Master Trust (Notes 2, 6 and 8)           1,366,699,342           1,418,537,072
    Accrued dividends and interest receivable                    5,351,233               4,818,327
    Due From Johnson & Johnson                                   3,444,631               4,514,063
    Loans to participants (Note 5)                              33,808,844               5,940,765
                                                            --------------          --------------

      Total assets                                           4,408,498,677           4,039,193,271

LIABILITIES
    Accrued expenses                                               566,385                 543,436
    Accrued interest                                             2,489,642               3,093,218
    Current portion of long term note (Note 11)                  8,082,746               7,664,462
    Long-term note payable to J&J (Note 11)                     23,531,749              31,614,495
                                                            --------------          --------------

      Total liabilities                                         34,670,522              42,915,611
                                                            --------------          --------------

        Net assets available for benefits                   $4,373,828,155          $3,996,277,660
                                                            ==============          ==============


                       See notes to financial statements.

JOHNSON & JOHNSON SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


ADDITIONS TO NET ASSETS ATTRIBUTED TO:                             2001                    2000
    Investment income:
      Net appreciation in fair value of investments          $  159,787,387          $  191,548,754
      Interest                                                   52,782,751              48,917,395
      Dividends                                                  39,894,321              36,412,138

    Contributions:
      Employee contributions (Note 3)                           229,365,784             174,536,815
      Employer contributions  (Note 3 and 11)                    59,595,393              54,603,734

    Asset transfers (Note 1)                                     45,528,557              10,368,670
                                                             --------------          --------------

      Total additions                                           586,954,193             516,387,506
                                                             --------------          --------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
    Payments to participants (Note 4)                           195,200,928             217,806,278
    Interest expense                                              2,931,530               3,617,116
    Administrative expenses                                       7,645,728               6,128,290
    Asset transfers (Note 1)                                      3,625,512
                                                             --------------          --------------

      Total deductions                                          209,403,698             227,551,684
                                                             --------------          --------------

      Net increase                                              377,550,495             288,835,822
                                                             --------------          --------------

Net assets available for benefits,
    Beginning of year                                         3,996,277,660           3,707,441,838
                                                             --------------          --------------

Net assets available for benefits,
    End of year                                              $4,373,828,155          $3,996,277,660
                                                             ==============          ==============


                       See notes to financial statements.

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    ORGANIZATION

      The Johnson & Johnson Savings Plan (the "Plan") is a defined contribution plan which was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson ("J&J" or the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in two Master Trust accounts, the Johnson & Johnson Savings Plan Trust ("Savings Plan Trust") and the Johnson & Johnson Pension Trust Fund ("Pension Trust Fund"), and transactions therein are executed by the trustee, State Street Trust Company ("State Street"). The Savings Plan Trust and the Pension Trust Fund are allocated based upon the total of each individual participant's share of the Savings Plan Trust and the Pension Trust Fund.

      Participants have the option to invest in any one of nine investment options which include the Fixed Interest Fund, J&J Stock Fund, U.S. Government Securities ("USGS") Fund, Diversified Equity Fund, Balanced Fund, International Equity Fund, Intermediate Bond Fund, Small Cap Fund, and the Russell 3000 Fund.

      Effective January 1, 1991, the Company implemented a Leveraged Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions (referred to herein as the "ESOP contribution"). Additionally, the Company may elect to fund the employer 50% match of employee directed contributions with ESOP leveraged shares.

      Initial funding for the ESOP was made through an advance from J&J of $100 million, which was used to purchase 1,554,800 shares of J&J common stock on the open market (which equates to 12,438,400 shares when adjusted for subsequent stock splits). Of these shares, 1,985,939 and 2,715,858 (adjusted for stock splits) remain unallocated as of December 31, 2001 and 2000 respectively. As of December 31, 2001 and 2000, the net assets of the unallocated portion are $99,705,191 and $107,313,107 respectively, while the net assets of the allocated portion are $469,503,721 and $411,399,762 respectively. Shares are allocated to Plan participants under a formula set forth in the ESOP note agreement (see note 3) relating to the advance from J&J.

      Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account. The Company is entitled to exercise voting rights attributable to unallocated shares. In the third quarter of 1998, Johnson & Johnson incorporated a "dividend pass-through" feature into the Plan. This feature allows a participant to receive cash for dividends paid on certain shares owned through the plan. The eligibility to receive a dividend pass-through is contingent on the ownership of shares in the Johnson & Johnson Stock Fund, which does not include shares owned in the Employee Stock Ownership Plan Trust Fund. The amount received is based on the lesser of (a) 20% of the eligible compensation (annual base pay rate for the year plus 50% of prior calendar year commissions) and (b) IRS Pre-tax compensation limit ($10,500 in 2001 and 2000) reduced by the estimated pre-tax contribution for the year (current pre-tax percentage multiplied by the eligible compensation for the year). For the 2001 and 2000 plan years, the dividend pass-through amounts recorded in the Plan Statement of Changes in Net Assets Available for Benefits

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      as dividend income and payments to participants were $11,101,456 and $9,312,968 respectively.

      Up through 2001, the pass-through was distributed to each participant via check. For participants who had their dividend reinvested in the J&J Stock Fund, they had an opportunity in early 2002 to receive those 2001 dividends in cash.

      In October 2001, the assets of the Centocor Qualified Savings and Retirement Plan were transferred into the Plan. In December 2001, the assets of the Horizon Health Services Employee Savings and Retirement Plan and Indigo Medical, Incorporated 401(k) Plan were transferred into the Plan. In April 2000, the assets of the McFaul & Lyons 401(k) Profit Sharing Plan were transferred into the Plan. In July 2000, the assets of the Mitek Products 401(k) Plan, the AcroMed 401(k) Profit Sharing Plan and the Nitinol Devices & Components 401(k) Plan were transferred into the Plan. In August 2000, the assets of the Biopsys Medical Inc. 401(k) Plan were transferred into the Plan.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING

      The financial statements of the Plan are prepared under the accrual basis of accounting.

      VALUATION OF INVESTMENTS

      Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by State Street, are valued at the closing price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund is recorded at the closing price of the stock transactions for the day during which the contribution is made. The investments in the USGS, Fixed Interest, Diversified Equity, Russell 3000, and Small Cap Funds represent the rest of the Plan's share of assets in the Savings Plan Trust. The USGS Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates market value. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

      The average yield of the Fixed Interest Fund was approximately 6.67% and 6.47% for 2001 and 2000, respectively. The crediting interest rate of the Fixed Interest Fund was approximately 6.75% for 2001 and 6.54% for 2000. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. The crediting interest rate for the investment contracts is either agreed to in advance with the issuer or varies based on an agreed to formula, but cannot be less than zero.

      Equity investments and corporate obligations in the Diversified Equity Fund, managed by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

      The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The International Equity Fund, managed by American Express Management and Capital Guardian Trust Company, invests primarily in equities sold on foreign exchange markets. The investments in these three funds represent the Plan's share of the assets in the Pension Trust Fund. These investments are stated at fair value. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

      The U.S. Small Cap Fund is a stock fund that emphasizes companies with a capitalization of between approximately $50 million and $1 billion at the time the stock was purchased, and whose principal markets are in the United States. The current fund manager of the U.S. Small Cap Fund is Capital Guardian Trust Company.

      The goal of the Russell 3000 Index Fund is to closely match the performance of the Russell 3000 Index, which is widely used to measure the stock performance of the 3,000 largest companies in the U.S. market. The Russell 3000 Index is a broad representation - approximately 97% - of all the stocks in the U.S. stock market available for investment. The current investment manager of the Fund is State Street Global Advisors.

      The Loan Fund, consisting of participant loans, are valued at cost, which approximates fair value. Temporary cash investments are stated at redemption value which approximates fair value.

      NET APPRECIATION (DEPRECIATION)

      The plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of unrealized appreciation (depreciation) of the underlying investments and realized gains and losses on sales of investments.

      PAYMENT OF BENEFITS

      Benefits are recorded when paid.

      USE OF ESTIMATES

      The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

      RISKS AND UNCERTAINTIES

      The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.


      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended. SFAS No. 133 requires that an entity recognize all derivative instruments and measure those instruments at fair value.

      The Plan was required to adopt SFAS No. 133 effective January 1, 2001. Management initially was unable to determine the impact of SFAS No. 133 on the Plan financial statements as a result of the inconsistency in accounting literature between SFAS No. 133, requiring derivative instruments to be measured at fair value and the AICPA Audit and Accounting Guide on "Audits of Employee Benefit Plans" and Statement of Position 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined-Contribution Pension Plans," (SOP 94-4) requiring benefit responsive investment contracts (including synthetic
      GICs) held by defined-contribution pension plans to be measured at contract value.

      In October 2001, the Derivatives Implementation Group (DIG) of the FASB tentatively released Implementation Issue C19 (DIG C19), which provides that fully benefit responsive investment contracts accounted for under either paragraph 4 or 5 of SOP 94-4 are not subject to SFAS No. 133. The tentative guidance included in DIG C19 has been incorporated into an exposure draft of the amendment of FAS 133. Although this amendment project has yet to be finalized, management believes that it provides the most relevant accounting guidance for fully benefit responsive investment contracts held by defined-contribution pension plans. Accordingly, the Plans have measured all fully benefit responsive investment contracts at contract value at December 31, 2001 and 2000. The FAS 133 amendment project is expected to be finalized during 2002. The Plans hold no other material derivative financial instruments at December 31, 2001 or 2000.

      OTHER

      Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Administrative charges are allocated monthly based on the quarterly percentage of assets in each of the six investment funds.

      All third party administrative expenses are paid by the Plan, except cost of entering new investment vehicles which are paid primarily by the Company.


3.    CONTRIBUTIONS

      Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary plus 50% of eligible commissions in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 20% of their base salary including 50% of eligible commissions or $10,500 in 2001 and 2000. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      employee's base salary and 50% of eligible commissions.

      Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the nine investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the unallocated portion of the ESOP each February following the payment of the loan (see Note 11), in accordance with the ESOP Trust Agreement. Shares released, in accordance with the ESOP note agreement, may be more or less than shares earned by participants.

4.    PARTICIPANT ACCOUNTS AND BENEFITS

      All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant earnings on account balance, as defined.

      Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.    LOANS TO PARTICIPANTS

      Participants may borrow up to a maximum of 50% of their account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years. Loans are secured by the balance in the participant accounts. In 2001, the Plan was amended to allow participants to obtain loans due to circumstances other than hardship.

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


6.    INVESTMENTS

      The following presents investments that each represent 5% or more of the Plan's net assets.

                                                                        AS OF DECEMBER 31,
                                                                  2001                    2000
      Johnson & Johnson Stock Fund                           $1,663,605,667          $1,429,736,759

      Diversified Equity Fund                                   974,855,347           1,024,914,175

      Fixed interest fund                                       685,666,437             619,112,768

      Employee Stock Ownership Plan Trust Fund*                 599,854,450             556,533,517

      Balanced Fund                                             238,508,436             262,378,109

      Total of remaining investment balances, each
      holding less than 5% of the Plan's net assets             237,212,476             137,185,553
                                                             --------------          --------------

          Total investment balance                           $4,399,702,813          $4,029,860,881
                                                             ==============          ==============

      *  Non-participant directed


      During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $159,787,387 and $191,548,754 respectively as follows:


                               FOR THE YEARS ENDED DECEMBER 31,
                                 2001                    2000
      Equities              $ (60,829,372)          $ (38,934,263)
      Bonds                     2,197,133               2,689,740
      Common stock            236,573,615             240,213,266
      Other                   (18,153,989)            (12,419,989)
                            -------------           -------------

                            $ 159,787,387           $ 191,548,754
                            =============           =============


7.    NONPARTICIPANT-DIRECTED INVESTMENTS

      The ESOP is the Plan's only nonparticipant-directed investment. Information about the ESOP's net assets and the significant components of the changes in net assets is as follows:

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                           AS OF DECEMBER 31,
                                                                      2001                    2000
      NET ASSETS:
          J&J common stock                                       $ 569,208,912           $ 518,712,869


                                                                   FOR THE YEARS ENDED DECEMBER 31,
      CHANGES IN NET ASSETS:                                          2001                    2000
          Contributions                                          $   3,444,631           $   4,514,063
          Interest/dividend income                                   7,341,923               6,872,055
          Net appreciation                                          59,178,965              48,675,938
          Benefits paid to participants                            (14,686,318)            (14,166,408)
          Transfers to participant-directed investments             (1,851,628)             (1,767,000)
          Interest expense                                          (2,931,530)             (3,617,116)
                                                                 -------------           -------------
                                                                 $  50,496,043           $  40,511,532
                                                                 =============           =============


8.    INVESTMENTS IN SAVINGS PLAN TRUST AND PENSION TRUST FUND

      As of December 31, 2001 and 2000 the investments in the USGS, Fixed Interest, J&J Stock, Diversified Equity, and ESOP Funds are included in the Savings Plan Trust. As of December 31, 2001 the Trust also holds the Small Cap and Russell 3000 Funds. The Plan holds approximately 99.05% and 99.06% of the Trust's net assets as of December 31, 2001 and 2000 respectively.

      The Trust's net assets, income, and expenses are allocated to the Plan based on the total of each participant's share in the Trust. Information concerning the Savings Plan Trust's investments held and investment income is as follows:

                                                             AS OF DECEMBER 31, 2001
      INVESTMENTS BY TYPE                             FAIR VALUE                  COST
      Interest bearing cash                         $  117,068,720          $  117,068,720
      Government securities                             37,502,467              36,056,366
      Common stocks (common)                         2,195,819,664             767,961,497
      Equities                                         995,845,728             837,310,795
      Deposits in group annuity contracts*             671,161,230             671,161,230
                                                    --------------          --------------
                                                    $4,017,397,809          $2,429,558,608
                                                    ==============          ==============

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                          AS OF DECEMBER 31, 2000
      INVESTMENTS BY TYPE                             FAIR VALUE                 COST
      Interest bearing cash                         $  137,547,662          $  137,547,662
      Government securities                             31,598,063              30,000,363
      Common stocks                                  1,899,050,245             660,830,884
      Equities                                         992,140,689             766,755,736
      Deposits in group annuity contracts*             601,183,330             601,183,330
                                                    --------------          --------------

                                                    $3,661,519,989          $2,196,317,975
                                                    ==============          ==============

      * Stated at cost which approximates fair value.

                                                FOR THE YEARS ENDED DECEMBER 31,
      INVESTMENT INCOME BY TYPE                    2001                  2000
      Interest                                 $ 43,822,281          $ 42,571,642
      Dividends                                  37,670,605            34,561,040
      Net appreciation (depreciation)           208,126,979           228,690,355
                                               ------------          ------------

                                               $289,619,865          $305,823,037
                                               ============          ============


      The investments in the Intermediate Bond, Balanced, and International Equity Funds are included in the Pension Trust Fund. The Plan holds approximately 10.9% and 9.3% of the Fund's net assets as of December 31, 2001 and 2000 respectively. The Trust's net assets, income and expenses are allocated to the Plan based on the total of each participant's share in the Trust. Information concerning the Pension Trust's Fund's investments held and investment income is as follows:

                                                    AS OF DECEMBER 31, 2001
      FAIR VALUE BY INVESTMENT TYPE            FAIR VALUE                  COST
      Interest bearing cash                  $   92,125,398          $   91,983,260
      U.S. Government securities                381,983,148             380,512,200
      Corporate bonds                           298,014,173             294,687,209
      Preferred stocks                            9,110,893               9,754,417
      Common stocks                           1,761,878,459           1,311,314,909
      Equities and other                        746,220,722             774,278,592
                                             --------------          --------------

                                             $3,289,332,793          $2,862,530,587
                                             ==============          ==============


                                                    AS OF DECEMBER 31, 2000
      FAIR VALUE BY INVESTMENT TYPE             FAIR VALUE               COST
      Interest bearing cash                  $  208,921,241          $  208,921,241
      U.S. Government securities                350,499,180             340,487,917
      Corporate bonds                           380,093,770             382,588,149
      Preferred stocks                           14,803,313              13,969,322
      Common stocks                           2,486,721,538           1,863,462,121
      Equities and other                        458,963,976             438,847,494
                                             --------------          --------------

                                             $3,900,003,018          $3,248,276,244
                                             ==============          ==============

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                 FOR THE YEARS ENDED DECEMBER 31,
      INVESTMENT INCOME BY TYPE                     2001                    2000
      Interest                                 $  87,438,526           $  55,042,115
      Dividends                                   24,404,499              20,394,205
      Net appreciation (depreciation)           (223,405,265)           (232,505,836)
                                               -------------           -------------

                                               $(111,562,240)          $(157,069,516)
                                               -------------           -------------


9.    TAX STATUS

      The Internal Revenue Service has determined and informed the Company by a letter dated April 25, 1996, that the Plan, the Savings Plan Trust, and the Pension Trust Fund are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.


10.  TERMINATION PRIORITIES

      The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


11.   INDEBTEDNESS

      In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan. Aggregate maturities for each year until retirement are as follows:


                2002                      $ 8,082,746
                2003                        8,548,156
                2004                        9,064,538
                2005                        5,919,055
                                          -----------

                                          $31,614,495
                                          ===========


      In the event of Plan termination or of termination of the ESOP portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest. The Company has no rights against shares once they are allocated under the ESOP.


12.   CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

      The Fixed Interest Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.


13.   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

      The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500.

                                                                           AS OF DECEMBER 31,
                                                                       2001                     2000
      Net assets available for benefits
          per the financial statements                             $4,373,828,155          $ 3,996,277,660
      Amounts allocated to withdrawing participants                            --              (12,150,594)
                                                                   --------------          ---------------

      Net assets available for benefits per the Form 5500          $4,373,828,155          $ 3,984,127,066
                                                                   ==============          ===============

JOHNSON & JOHNSON SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                               2001                    2000
      Benefits paid to participants per the financial statements          $ 195,200,928           $ 217,806,278

      Add: Amounts allocated to withdrawing participants at
          December 31, 2001 and 2000                                                 --              12,150,594

      Less: Amounts allocated to withdrawing participants
          at December 31, 2000 and 1999                                     (12,150,594)             (6,895,528)
                                                                          -------------           -------------

      Benefits paid to participants per the Form 5500                     $ 183,050,334           $ 223,061,344
                                                                          =============           =============


      Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2001 and 2000 but not yet paid as of that date.

JOHNSON & JOHNSON SAVINGS PLAN

FORM 5500 SCHEDULE H - PART IV - 4I
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2001
-------------------------------------------------------------------------------


ISSUES                                                               COST                     FAIR VALUE
PARTICIPANT-DIRECTED FUNDS*
      USGS Fund                                                                            $    36,692,797

      Fixed Interest Fund                                                                      685,666,437

      Diversified Equity Fund                                                                  974,855,347

      J&J Stock Fund                                                                         1,663,605,667

      Small Cap Fund                                                                            20,626,529

      Russell 3000 Fund                                                                         28,084,622

      International Equity Fund                                                                 50,511,014

      Intermediate Bond Fund                                                                    64,096,363

      Balanced Fund                                                                            238,508,436


NONPARTICIPANT-DIRECTED FUNDS
      ESOP                                                     $ 86,724,478                    599,854,450

      Loan Fund                                                          --                     33,808,844

      Clearing account                                            3,392,307                      3,392,307
                                                               ------------                ---------------

                                                               $ 90,116,785                $ 4,399,702,813
                                                               ============                ===============

*Cost need not be disclosed for participant-directed funds.

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-40294) of Johnson & Johnson of our report dated June 19, 2002 relating to the financial statements and financial statement schedule of the Johnson & Johnson Savings Plan, which appears in this Form 11-K.




PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2002